Exhibit 10.4

NON-QUALIFIED

STOCK OPTION GRANT AGREEMENT

THIS AGREEMENT, made as of this      day of             , 20     between Kindred Healthcare, Inc. (the “Company”) and                     (the “Participant”).

WHEREAS, the Company has adopted and maintains the Kindred Healthcare, Inc. 2011 Stock Incentive Plan, Amended and Restated (the “Plan”) to promote the interests of the Company by providing the employees of the Company, who are largely responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue in the employ of the Company; and

WHEREAS, the Plan provides for the grant to Participants in the Plan of non-qualified stock options to purchase shares of common stock of Kindred Healthcare, Inc., par value $0.25 per share (the “Common Stock”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Grant of Options. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant a non-qualified stock option (the “Option”) with respect to                          (            ) shares of Common Stock of the Company.

2. Grant Date. The Grant Date of the Option hereby granted is                          , 20    .

3. Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern. All capitalized terms used and not defined herein shall have the meanings given to such terms in the Plan.

4. Exercise Price. The exercise price of each share underlying the Option hereby granted is $            .

5. Vesting Date.

(a) Except as provided in Section 5(b) and Section 6, the Option shall become exercisable as follows:

(i)	of the Options shall vest on .

(ii)	An additional Options shall vest on .

(iii)	An additional Options shall vest on .

(iv)	An additional Options shall vest on .

(b) Notwithstanding paragraph (a) of this Section 5, in the event that the employment of Participant with the Company is terminated by the Company other than for Cause, or by the Participant for Good Reason, in either case within the 18-month period immediately following a Change in Control, the Option shall immediately become fully exercisable, and shall remain exercisable for 90 days after such termination, at which time the Option shall expire; provided, however, that the Option shall not be exercisable after the expiration of its term.

6. Expiration Date. Subject to the provisions of the Plan and the terms of this Agreement, the Option shall expire on            ,      . In addition, the following shall apply to the Option:

(i) Except as set forth in Paragraph 5(b) of this Agreement, in the event that the employment of the Participant with the Company shall terminate for any reason other than Disability, Retirement, Cause or death, (A) the Option, to the extent that it is exercisable at the time of such termination, shall remain exercisable for 90 days after such termination, at which time the Option shall expire, and (B) the Option, to the extent that it is not exercisable at the time of such termination, shall expire at the commencement of business on the date of such termination; provided, however, that the Option shall not be exercisable after the expiration of its term.

(ii) In the event that the employment of the Participant with the Company shall terminate on account of the Retirement of the Participant, (A) the Participant shall be entitled to exercise the Option to the extent that the Option is exercisable at the time of such termination, for two years after Retirement, and (B) the Option, to the extent that it is not exercisable at the time of such termination, shall expire at the commencement of business on the date of such termination; provided, however, that the Option shall not be exercisable after the expiration of its term.

(iii) In the event that the employment of the Participant with the Company shall terminate on account of the Disability or death of the Participant, the Option shall become immediately fully exercisable and the Participant shall be entitled to exercise the Option at any time within two years after the date of death or determination of Disability; provided, however, that the Option shall not be exercisable after the expiration of its term.

(iv) In the event of the termination of the Participant’s employment for Cause, the Option shall expire at the commencement of business on the date of such termination.

7. Exercise Procedure. Vested portions of the Option may be exercised, in whole or in part, by delivery to the Company’s principal office of a written notice of exercise, to the attention of the Corporate Secretary, no less than three (3) business days in advance of the effective date of the proposed exercise (the “Exercise Date”), setting forth the number of shares of Common Stock with respect to which the Option is to be exercised, the Grant Date of the

Option and the Exercise Date and accompanied by full payment of the exercise price and all applicable withholding taxes. Applicable withholding taxes shall be calculated based on the excess of the Fair Market Value of the shares of Common Stock over the exercise price as of the Exercise Date.

8. Adjustment Upon Changes in Common Stock.

(a) In the event of any change in the capitalization of the Company or other corporate change or transaction involving the Company or its securities, the Committee shall make equitable adjustments in the number and class of shares subject to the Options outstanding on the date on which such change occurs and in the exercise price of any such Options.

(b) In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (iv) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Committee shall either:

(i) cancel each Option outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant an amount in cash for each share subject to the Option, the excess of (A) the value of the property (including cash), as determined by the Committee in its reasonable discretion, received by the holder of a share of Common Stock as a result of such event over (B) the exercise price of such Option; or

(ii) provide for the exchange of each Option outstanding immediately prior to such event (whether or not then vested or exercisable) for an option with respect to, as appropriate, some or all of the property which a holder of the number of shares of Common Stock subject to such Option would have received in such transaction and, incident thereto, make an equitable adjustment in the exercise price of the option and/or the number of shares or amount of property subject to the option or, if appropriate, provide for a cash payment to the Participant in partial consideration for the exchange of the Option.

9. Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

10. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

11. Limitation on Transfer. During the lifetime of the Participant, the Option shall be exercisable only by the Participant. The Option shall not be assignable or transferable other than by will or by the laws of descent and distribution and in accordance with the Plan.

12. Integration. All terms and provisions of the Plan are incorporated herein and made part hereof as if stated herein. If any provision hereof and of the Plan shall be in conflict, the terms of the Plan shall govern. This Agreement and the Plan represent the final, complete and total agreement of the parties hereto respecting the Performance Units and the matters discussed herein and this Agreement supersedes any and all previous agreements and understandings, whether written, oral or otherwise, relating to the Performance Units and such matters.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

14. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Kentucky without regard to the provisions governing conflict of laws.

15. Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan and a Plan prospectus. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Option shall be final and conclusive.

16. No Contract of Employment. This Agreement shall not confer upon the Participant any right with respect to the continuation of such Participant’s employment by the Company or prohibit the Company at any time from terminating such employment or increasing or decreasing the base salary or other compensation for such Participant.

17. Recoupment. The Participant acknowledges and agrees that the Company will be entitled to recoup compensation of whatever kind paid by the Company hereunder pursuant to Section 23 of the Plan.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his own behalf, thereby representing that the Participant has carefully read and understands this Agreement and the Plan as of the day and year first written above.

KINDRED HEALTHCARE, INC.

By:	Stephen D. Farber
Title:	Executive Vice President,
Chief Financial Officer

Name of Individual

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